NOBLE CORPORATION

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

April 20, 2022

BY EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Loan Lauren Nguyen

Legal Branch Chief

Office of Energy & Transportation

Re:	Noble Corporation

Registration Statement on Form S-3, as amended

File No. 333-255406

Request for Acceleration of Effective Date

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, Noble Corporation requests acceleration of the effective date of the above-captioned Registration Statement to 9:00 a.m., Washington, D.C. time, on April 22, 2022, or as soon as practicable thereafter.

Very truly yours,

NOBLE CORPORATION

By:	/s/ Richard B. Barker
Richard B. Barker
Senior Vice President and Chief Financial
Officer

cc:	Irene Barberena-Meissner, Securities and Exchange Commission

Robert W. Eifler, Noble Corporation

Clinton W. Rancher, Baker Botts L.L.P.

Lakshmi Ramanathan, Baker Botts L.L.P.